Exhibit 10.1
EXECUTION COPY
CONFIDENTIAL

LICENSE AGREEMENT BETWEEN ADOLOR CORPORATION AND ELI LILLY AND COMPANY

EFFECTIVE AS OF AUGUST 8, 2002


TABLE OF CONTENTS

Article 1	Definitions								1
Article 2	Grant of License							8
	2.1	Development and Commercialization License				8
	2.2	Sublicensing Rights - ADOLOR						8
	2.3	Sublicensing Rights - LILLY						8
	2.4	[-------**-------]							8
Article 3	Consideration								9
	3.1	Payments from ADOLOR to LILLY						9
	3.2	Record Retention, Royalty Reports and Royalty Payment
		Schedule								11
	3.3	Exchange Rates								11
	3.4	Financial Audits							11
	3.5	Taxes and Currency							12
	3.6	Late Payment								12
Article 4	Transfers of Know-How and Responsibility for Supplying
		New Compound								12
	4.1	Transfer of Know-How							12
	4.2	Research and Development Material					12
Article 5	Development and Commercialization of New Products			12
	5.1	Development, Commercialization, Manufacturing,
		and Diligence								12
	5.2	Adverse Event Reporting							13
Article 6	Transfer of Regulatory Documents; License to LILLY			13
	6.1	Regulatory Documents							13
	6.2	ADOLOR Improvements and ADOLOR Technology				14
Article 7	Intellectual Property							14
	7.1	ADOLOR Improvements and ADOLOR Technology - Ownership			14
	7.2	Filing, Prosecution and Maintenance of Licensed Patents			14
	7.3	Filing, Prosecution and Maintenance of Process Licensed Patents		14
	7.4	Patent Costs								14
	7.5	Failure to File or Maintain Applications or Patents			15
	7.6	Patent Term Extensions							15
	7.7	Declaratory Judgment Action - Issued Licensed Patents
		and Process Licensed Patents						15
	7.8	Declaratory Judgment Action - Patents On ADOLOR
		Improvements and ADOLOR Technology					16
	7.9	Limitation on Cooperation with Third Parties				16
Article 8	Infringement								16
	8.1	Notification of Suspected Infringement
	16
	8.2	Infringement of Licensed Patents and Process Licensed Patents		17
	8.3	Infringement of Patents Covering ADOLOR Improvements
		or ADOLOR Technology							17
	8.4	Settlement of Litigation
	18
	8.5	Cooperation								19
Article 9	Confidentiality 							19
	9.1	ADOLOR's Obligations							19
	9.2	LILLY's Obligations
	20
	9.3	Use of Confidential Information
	21
	9.4	Release of Other Information						21
Article 10	Representations, Warranties, Covenants, and Disclaimers			22
	10.1	No Litigation
	22
	10.2	Ownership and Encumbrances						22
	10.3	Licensed Patents and Process Licensed Patents				22
	10.4	Licenses - ADOLOR							23
	10.5	Know-How								23
	10.6	No Debarment								23
	10.7	Conducting Development Work Under Agreement				23
	10.8	Corporate Existence							23
	10.9	Authority to Execute and Perform
	23
	10.10	No Approvals or Consents
	23
	10.11	No Conflict								24
	10.12	Cooperation								24
	10.13	Disclaimer of Implied Warranties					24
	10.14	Disclaimer of Incidental and Consequential Damages			24
	10.15	Confirmation of Assignment and Assumption of
		the Roberts Agreement							24
Article 11	Indemnification								25
	11.1	Indemnification								25
	11.2	Notice and Opportunity to Defend					25
	11.3	Indemnification Payment Obligation					27
	11.4	Indemnification Payment Adjustments					27
	11.5	Indemnification Payment							28
Article 12	Term and Termination							28
	12.1	Term									28
	12.2	Termination by Consent							28
	12.3	Material Breach by ADOLOR						28
	12.4	Material Breach by LILLY						29
	12.5	Termination for Bankruptcy						29
	12.6	Residual Rights and Obligations Upon Termination			29
	12.7	Further Assurances							30
Article 13	Miscellaneous								30
	13.1	Independent Contractor							30
	13.2	No Benefit to Others							30
	13.3	Force Majeure								30
	13.4	Amendment								31
	13.5	Entire Agreement							31
	13.6	Severability								31
	13.7	Waiver									31
	13.8	Notices									31
	13.9	Governing Law								32
	13.10	Assignability								32
	13.11	Jointly Prepared							32
	13.12	Headings, Gender and "Person"						32
	13.13	Counterparts								32
	13.14	Schedules, Exhibits and Attachments					32
	13.15	Affiliates of Eli Lilly and Company					33
Appendix 1 	Licensed Patents and Process Licensed Patents				35
Schedule 4.1	Know How								36
Exhibit 9.4	Press Release								37



LICENSE AGREEMENT


This LICENSE AGREEMENT (this "Agreement") is made and entered into effective as of August 8, 2002 (the "Effective Date"), by and between Eli Lilly and Company, a corporation, incorporated under the laws of the State of Indiana, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana, and its Affiliates (hereinafter collectively referred to as "LILLY"), and Adolor Corporation, a corporation incorporated under the laws of Delaware, having its principal place of business at 620 Pennsylvania Drive, Exton, PA ("ADOLOR", together with LILLY sometimes hereinafter individually referred to as a "Party" and collectively referred to as the "Parties"). The Parties agree as follows:


RECITALS

LILLY originally licensed the Roberts Agreement Compound (as defined below) to Roberts Laboratories Inc. ("Roberts") under the terms and conditions of the Roberts Agreement (as defined below). Roberts sublicensed certain of its rights in the Roberts Agreement Compound to ADOLOR and later assigned all of its rights in the Roberts Agreement Compound and in the Roberts Agreement to Adolor, and Adolor assumed all of Roberts' obligations under the Roberts Agreement.

ADOLOR, now, desires to license from LILLY, and LILLY now desires to license to ADOLOR, on an exclusive basis, (a) all rights to certain compounds related to the Roberts Agreement Compound, and (b) all rights as to certain processes for use solely in connection with the manufacture of these related compounds.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.


Article 1
Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1	"ADOLOR Improvements" means any inventions, patentable or not, information and/or data, to the extent that they relate to any New Compound and/or any New Product, and limited to that extent, including, without limitation, Toxicology Studies, Clinical Trial information and data, and Post-Registration Clinical Trial information and/or data, which are made, conceived, reduced to practice or generated solely by ADOLOR's employees or agents, or acquired by ADOLOR, during the term of this Agreement, and which ADOLOR has the unrestricted right to assign (or, if ADOLOR has no such right of assignment, to license, sublicense or otherwise provide rights of reference) to LILLY as contemplated hereunder.

1.2	"ADOLOR Technology" means any know-how or patented invention
(other than ADOLOR Improvements) that ADOLOR (i) owns or controls and has an unrestricted right to license or sublicense to LILLY as contemplated hereunder, and (ii) uses, to the extent that it is used, in connection with the manufacture, marketing or sale of New Compound and/or New Product under this Agreement, and limited to that extent.

1.3	"Affiliate" means, with respect to a Party, any Person
directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this Agreement, the term "controlled" (including the terms "controlled by" and "under common control with") means the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.4	"Application for Marketing Authorization" means (i) in the
United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. SS 357 and 21 C.F.R. SS 314 ("NDA"), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA necessary to make and sell a pharmaceutical product in such country.

1.5	"Calendar Quarter" means the three-month period ending on
March 31, June 30, September 30 or December 31. The initial Calendar Quarter will be deemed to begin on the Effective Date and end on September 30, 2002.

1.6	"cGCP" means the then current Good Clinical Practices as
defined in U.S. Regulations 21 C.F.R. SS 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the regulatory filings made with respect to any New Product with the FDA or foreign regulatory agents, as amended or re-enacted from time-to-time.

1.7	"cGLP" means the then current Good Laboratory Practice
Standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those procedures expressed or implied in the regulatory filings made with respect to any New Product with the FDA or foreign regulatory agents, as amended or re-enacted from time-to-time.

1.8	"cGMP" means the then current Good Manufacturing Practices as defined in U.S. Regulations 21 C.F.R. SS 210, 211 et seq., the EEC Guide to Good Manufacturing Practices for Medicinal Products, and the EEC Guide to Good Manufacturing Practices for Medicinal Products (Vol. IV Rules Governing Medical Products in the European Community 1992) and other regulations pertaining to Good Manufacturing Practices in other countries as amended or re-enacted from time to time.

1.9	"Clinical Trials" means Phase I Clinical Trials, Phase II
Clinical Trials and Phase III Clinical Trials.

1.10	"Commercially Reasonable Efforts" means [---------------------
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1.11	"Damages" means fines, penalties and damages payable to third parties (other than Affiliates), reasonable expenses, court costs and interest payable in connection therewith, and reasonable out-of-pocket fees and disbursements payable to counsel, consultants, and expert witnesses in connection therewith.

1.12	"Data Exclusivity Period" means the period during which (a) the
FDA (or, in countries other than the United States, an equivalent regulatory agency) prohibits reference to or reliance on, without the consent of the owner of an Application for Marketing Authorization for New Product or Regulatory Approval package, the clinical and other data that is contained in such Application for Marketing Approval for New Product or Regulatory Approval package, and (b) such clinical or other data is not published or publicly available outside of such Application for Marketing Authorization for New Product or Regulatory Approval package.

1.13	"Effective Date" shall have the meaning ascribed to such term in the introduction to this Agreement.

1.14	"FDA" means the United States Food and Drug Administration,
and any successor agency or entity that may be established hereafter.

1.15	"Field of Use" [----------------------------------------------
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1.16	"First Commercial Sale" means the first commercial sale of a
New Product or New Compound (after approval of the applicable Application for Marketing Authorization) to a Third Person by ADOLOR, its Affiliates or Sublicensees.

1.17	"IND" means Investigational New Drug Applications as defined in 21 C.F.R. SS 312 (as amended from time to time), and any equivalent of such items in other countries.

1.18	"Know-How" means the items listed in Schedule 4.1 that are
owned by or licensed to LILLY, and relate to New Compounds.


1.19	"Licensed Patents" shall mean those United States and foreign patents, and patent applications as set forth in Appendix 1, attached hereto, except the patents designated as Process Licensed Patents, and shall also include any provisional applications, divisionals and continuations thereof, any renewals, reissues, extensions (or other governmental actions that provide exclusive rights to the owner thereof in the patented subject matter beyond the original expiration date), as well as any foreign counterparts of the foregoing.

1.20	"Net Sales" means with respect to a New Product or New
Compound, the gross amount invoiced by ADOLOR, its Affiliates and Sublicensees for sales of such New Product or New Compound to Third Persons (excluding ADOLOR's Affiliates and Sublicensees), less:

(i)	Trade, quantity and cash discounts actually allowed;

(ii)	Rebates, Medicaid reimbursements, and chargebacks;

(iii)	Any tax imposed on the sale, delivery or use of New
	Product or New Compound;

(iv)	Allowances or credits for returned goods of any New
	Product or New Compound; and

(v)	Any other similar and customary deductions taken in
	accordance with United States Generally Accepted
	Accounting Principles or, in the case of Sublicensees as applicable on a country-by-country basis, such similar accounting principles, consistently applied.

Such amounts shall be determined from the books and records of
ADOLOR   (including ADOLOR's Affiliates and Sublicensees), maintained in accordance with United States Generally Accepted Accounting Principles
(GAAP) consistently applied or, in the case of Sublicensees, such similar accounting principles, consistently applied. ADOLOR further agrees that in determining such amounts, ADOLOR will use its then current standard procedures and methodology, including its then current standard exchange rate methodology for the translation of foreign currency sales into United States dollars or, in the case of Sublicensees, such similar methodology, consistently applied.

	In the event that any New Product is sold as part of a Combination Product (where "Combination Product" means any pharmaceutical product which comprises a New Product and other active compound(s) and/or ingredients), the Net Sales of such New Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the New Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

	In the event that the weighted average sale price of New Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of New Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

	In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the New Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination New Product by the following formula: one (1) minus B / C where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

	In the event that the weighted average sale price of both the New Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the New Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a New Product, other product(s), or Combination Product shall be calculated once each calendar year and such price shall be used during all applicable royalty reporting periods for the entire following calendar year, subject to reconciliation as set forth below. An estimated weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding calendar year for the respective New Product, other product(s), or Combination Product. In the initial calendar year, a forecasted weighted average sale price will be used for the New Product, other product(s), or Combination Product. Promptly following the end of the relevant calendar year, and in any event, within not more than sixty (60) days, the Parties shall calculate the actual weighted average sale price for the New Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted/estimated and actual weighted average sale prices will be paid or credited in the first royalty payment of the following calendar year.

If a New Product is sold in combination with a device, Net Sales for purposes of computing royalty payments, shall be determined by multiplying the net sales of such combination by a fraction, which shall not exceed the unity, X/Y where X is the selling price of the New Product if sold separately, and Y is the selling Price of the combination of the New Product and such device. The term "device" shall mean technological advances in the delivery system that represents proprietary technology developed, licensed or acquired by ADOLOR, but shall exclude packaging improvements that do not represent added technology.

1.21	"New Compound" shall mean a chemical entity (including salts and solvates thereof, which shall be considered the same New Compound for purposes of this Agreement) covered by any valid and unexpired claim of Licensed Patents, but shall exclude in all cases the Roberts Agreement Compound.

1.22	"New Product" means a finished, formulated pharmaceutical
product containing a New Compound, together with all improvements and line extensions thereon which may be included in any supplement, modification or addition to the relevant Regulatory Approval to the extent that any such improvements or line extensions contain a New Compound.

1.23	"Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

1.24	"Phase I Clinical Trials" means human clinical trials
conducted anywhere in the world in accordance with cGCPs in a small number of healthy volunteers or patients to establish an initial safety profile and the pharmacokinetics and/or pharmacodynamics of a New Product.

1.25	"Phase II Clinical Trials" means human clinical trials
conducted anywhere in the world in accordance with cGCPs and intended to demonstrate efficacy and a level of safety in a particular indication tested, as well as to obtain a preliminary indication of the unit and/or daily dosage regimen required.

1.26	"Phase III Clinical Trials" means large scale human clinical trials conducted in patients in accordance with cGCPs and intended to demonstrate efficacy and a level of safety in the particular indication tested sufficient to obtain Regulatory Approval of New Product. Phase III Clinical Trials include "bridging studies" which allow submission in a target country of clinical data generated from Phase III Clinical Trials completed in other countries to be submitted in lieu of repeating Phase III Clinical Trials in the target country.

1.27	"Post-Registration Clinical Trial" means all clinical trials conducted following Regulatory Approval of a New Product having been obtained from FDA (or, in countries other than the United States, an equivalent regulatory agency) comprising clinical trials conducted voluntarily by one or both Parties for enhancing marketing or scientific knowledge of an approved indication and/or to explore additional indications, and clinical trials due to request or requirement of FDA (or, in countries other than the United States, an equivalent regulatory agency).

1.28	"Process Licensed Patents" shall mean those United States and foreign patents, and patent applications so identified in Appendix 1, attached hereto, and shall also include any provisional applications, divisionals and continuations thereof, any renewals, reissues, extensions (or other governmental actions that provide exclusive rights to the owner thereof in the patented subject matter beyond the original expiration date), as well as any foreign counterparts of the foregoing.

1.29	"Regulatory Approval" means (a) in the United States, approval of an Application for Marketing Authorization for New Product and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in any country other than the United States, approval by regulatory authorities having jurisdiction over such country of a single Application for Marketing Authorization for a New Product or set of Applications for Marketing Authorization for a New Product, including, if applicable, approval of pricing or reimbursement.

1.30	"Regulatory Documents" shall mean all INDs, clinical
protocols, Applications for Marketing Authorization and other regulatory filings, Regulatory Approvals, reports on clinical and non-clinical studies that have been filed or prepared for filing with the FDA or another regulatory authority, clinical study databases to the extent readily available in a non-proprietary format, case report forms for patients enrolled in clinical studies for which no final reports have been prepared, correspondence with the FDA and other regulatory authorities and any other items requested by the FDA or other regulatory authorities.

1.31	"Roberts" shall have the meaning ascribed to such term in the recitals set forth above.

1.32	"Roberts Agreement" shall mean the license agreement dated
November 5, 1996, between Eli Lilly and Company and Roberts Laboratories
Inc.

1.33	"Roberts Agreement Compound" means [--------------------------
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1. 34	"Royalty Report" shall have the meaning ascribed to such term in Section 3.2.

1.35	"Sublicensee" shall have the meaning as set forth in Section
2.2.

1.36	"Territory" means all countries of the world.

1.37	"Third Person" means Persons other than the Parties or
Affiliates thereof, or employees or directors of the Parties or Affiliates.

1.38	"Toxicology Studies" means all toxicology and absorption,
distribution, metabolism and elimination ("ADME") studies performed by ADOLOR in order to obtain Regulatory Approvals of New Product.

1.39	"Valid Claim" means a claim of an issued and unexpired patent, or a claim of a pending patent application, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken, and has not been admitted to be invalid or unenforceable through re-examination or disclaimer or otherwise.

Capitalized terms and acronyms used in this Agreement, but not defined in this Agreement, shall have the meaning generally ascribed to such terms by professionals in the pharmaceutical research industry. Defined capitalized terms may be used in the singular or plural.


Article 2
Grant of License

2.1	Development and Commercialization License.  As of the
Effective Date, LILLY grants ADOLOR an exclusive (except as to LILLY for internal research purposes only and not for clinical development), royalty-bearing, license under Know-How, the Licensed Patents and the Process Licensed Patents, to develop, obtain Regulatory Approval for, use, make, have made, import, sell, and offer for sale New Compounds and New Products in the Territory.

2.2	Sublicensing Rights - ADOLOR.  ADOLOR shall have the right to sublicense the rights granted by LILLY to ADOLOR in Section 2.1 , to any Persons (including an Affiliate of ADOLOR) ("Sublicensee"). ADOLOR, further, shall assume responsibility for the performance by its Sublicensees of all terms, conditions, and obligations imposed on ADOLOR under the terms of this Agreement as they pertain to the rights sublicensed to such Sublicensee. Upon any termination of this Agreement, each sublicense to a Sublicensee will, at the Sublicensee's option, remain in effect and shall become a direct license of such rights by LILLY to such Sublicensee, subject to the Sublicensee agreeing in writing to assume ADOLOR's terms, conditions and obligations to LILLY under this Agreement as they pertain to the sublicensed rights. ADOLOR shall notify LILLY within five (5) business days of executing any such sublicense and shall provide to LILLY a copy of such sublicense, provided that ADOLOR may redact from such copy any confidential information of ADOLOR or the Sublicensee that is not relevant to LILLY's administration of this Agreement.

2.3	Sublicensing Rights - LILLY.  With respect to the licenses
granted to LILLY in Sections 6.1, and 6.2, such licenses shall include the right of LILLY to sublicense so long as such sublicense is consistent with the terms and conditions of this Agreement. LILLY, further, shall assume responsibility for the performance by its sublicensees of all terms, conditions, and obligations imposed on LILLY under the terms of this Agreement as they pertain to the rights sublicensed to such sublicensee.

2.4	[-------------------------------------------------------------
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Article 3
Consideration

	3.1	Payments from ADOLOR to LILLY.

	In consideration of the licenses set forth in Sections 2.1 and 2.2, ADOLOR will pay the following amounts to LILLY:

(a)	ADOLOR Payment on the Effective Date.  On the Effective Date, ADOLOR
will pay LILLY the non-refundable sum of Four Million and No/100 Dollars ($4,000,000.00) by electronic wire transfer in immediately available funds to an account designated by LILLY.

(b)	Milestone Payments for New Products.  Within thirty (30) days of
ADOLOR and/or any Sublicensee achieving a milestone event listed below with respect to each New Product, ADOLOR will pay the following specified non-creditable, non-refundable amount by electronic wire transfer in immediately available funds to an account designated by LILLY:

Milestone Event				Payment


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For avoidance of doubt, ADOLOR shall make separate milestone payments to
LILLY for each New Product (i.e., milestone payments for a New Product are non-creditable against milestone payments for another New Product); provided, however, that if development of a New Product is discontinued by ADOLOR because of failure of a Phase I, II, or III Clinical Trial relating to the New Product, then milestones already paid for such discontinued New Product shall be credited against milestones due for a subsequently developed New Product. Further, the Parties understand that the same milestone event may occur more than once for an individual New Product, but the Parties agree that ADOLOR shall have no obligation to make more than one (1) payment for the same milestone event relating to such New Product. Multiple pharmaceutical products based upon the same New Compound shall be considered one and the same New Product for purposes of milestone payments. The aggregate milestone payments for each New Product shall not exceed [---
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(c)	Milestone Payments for Roberts Agreement Compound.  In addition to those milestone payments payable under the Roberts Agreement and those payments due with respect to New Products under Section 3.1(b) of this Agreement, ADOLOR or its Sublicensee shall pay LILLY Four Million and No/100Dollars ($4,000,000.00) within thirty (30) days of acceptance of the first Application for Marketing Authorization in any country of the world for the Roberts Agreement Compound. ADOLOR will pay the amounts described in this subsection by electronic wire transfer in immediately available funds to an account designated by LILLY. For avoidance of doubt, the payment payable under this subsection is not creditable against any amount payable under the Roberts Agreement.

(d)	Royalty Payments from ADOLOR to LILLY.  In consideration for the licenses and rights granted by LILLY in Sections 2.1, and 2.2, ADOLOR shall pay LILLY a [-------------**------------] royalty on Net Sales. Royalties shall be payable with respect to each country and each New Product or New Compound, and this payment obligation shall continue on a country-by-country basis until the later of: (i) the last to expire of a Valid Claim of a Licensed Patent covering such New Product or New Compound in such country, (ii) [-----**-------] years from First Commercial Sale in such country, or (iii) the expiration of Data Exclusivity Period in such country. In no event shall LILLY receive more than a [------------------
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regardless of the number of Licensed Patents or Process Licensed Patents covering such New Product or New Compound.

3.2	Record Retention, Royalty Reports, and Royalty Payment
Schedule. ADOLOR shall (and shall require its Affiliates and Sublicensees) keep complete and accurate books and records that are necessary to ascertain and verify royalty payments owed under Section 3.1(d). ADOLOR shall keep such records in accordance with United States Generally Accepted Accounting Principles (GAAP) consistently applied or, in the case of Sublicensees, such similar accounting principles, consistently applied. ADOLOR shall furnish LILLY with a quarterly report ("Royalty Report") on Net Sales of New Products within [---------**------- ----] days of the end of each Calendar Quarter. The Royalty Report shall include: (i) Net Sales of each New Product and New Compound on a country basis for the prior Calendar Quarter, (ii) royalty payments due for such New Product by country, and (iii) the basis for calculating such royalty payment. Royalties due to LILLY shall be paid by ADOLOR in United States dollars concurrently with the remittance of each Royalty Report (i.e., within [----------**---------] days of the end of each calendar quarter).

3.3	Exchange Rates.  For those sales of New Product outside the
United States, the royalty shall be calculated on the basis of the local currency sales figures translated into United States dollars according to ADOLOR's then current standard procedures and methodology. The methodology employed shall be: (i) the methodology used by ADOLOR or its Sublicensees in the translation of their foreign currency operating results for external reporting; (ii) consistent with United States Generally Accepted Accounting Principles (GAAP) consistently applied or, in the case of Sublicensees, such similar accounting principles, consistently applied; and (iii) approved and reviewed by ADOLOR's or its Sublicensees' independent certified public accountants.

3.4	Financial Audits.  During the term of this Agreement and
within one (1) year after its termination, LILLY shall, not more than once each year, have the right, at its expense, to select an independent certified public accountant of LILLY's choice (and reasonably acceptable to ADOLOR) to inspect ADOLOR's and ADOLOR's Sublicensee(s)'s records to verify the correctness of royalty payments made hereunder for the two (2) preceding years to determine the accuracy of any royalty payments made hereunder (which may include, without limitation, examination of Net Sales, and cost of goods). The accountants shall keep confidential any information obtained during such inspection and shall report to LILLY only the royalty payments due and payable. The expense of such audit shall be borne by LILLY, unless the audit establishes that payments for the period examined exceeded the amount that should have been paid by [---------**--- ------] or more, in which case ADOLOR shall be responsible for the reasonable expenses of such audit. Within thirty (30) days after both Parties have received an audit report, ADOLOR will compensate LILLY for any errors or omissions revealed by the audit.

3.5	Taxes And Currency.  All payments made under this Agreement
shall be in United States dollars. Any and all taxes levied on any payments under this Agreement shall be the liability of and paid by LILLY. If laws or regulations require the withholding of such taxes, the taxes will be deducted by ADOLOR from the payment and remitted by ADOLOR to the proper tax authority, provided that ADOLOR will furnish LILLY with a copy of the official tax receipt on such withholdings as soon as reasonably practicable after such withholding, and give LILLY such assistance as may be reasonably necessary to enable or assist LILLY to claim exemption therefrom. Proof of payment shall be provided to LILLY within ninety (90) days after payment. ADOLOR will cooperate in pursuing tax refunds, if such refund is appropriate in LILLY's determination.

3.6	Late Payment.  In the event a payment is past due as described in Article 3 any unpaid balance shall accrue interest at the lesser of:
(i) a rate equal to the United States prime interest rate (as reported in the Wall Street Journal, or comparable publication if the Wall Street Journal no longer reports such rate, published on the date closest to the date payment was due) plus [--------**-------], or (ii) the maximum interest allowed by law. Such interest shall be calculated from the date payment was due until the date ADOLOR sends the payment to LILLY. The late payment fees described in this Section, shall be in addition to any other remedies available to LILLY under applicable law.


Article 4
Transfers of Know-How and Responsibility for Supplying New Compound

4.1	Transfer of Know-How.  On the Effective Date after payment by
ADOLOR of the signing fee, LILLY shall supply ADOLOR with the Know-How. After LILLY provides ADOLOR with the Know-How, LILLY shall have no obligation to provide ADOLOR with any further know-how with respect to New Compounds or New Products.

4.2	Research and Development Material.  LILLY shall have no
obligation to provide ADOLOR with any quantities of New Compounds that ADOLOR needs to accommodate its research and development, and commercialization efforts under this Agreement.


Article 5
Development and Commercialization of New Products

5.1	Development, Commercialization, Manufacturing, and Diligence.
As of the Effective Date and except as expressly provided in this Agreement, LILLY shall have no further responsibility (financially and otherwise) for New Compounds or New Products, including: (i) any aspects of developing (including, without limitation, pre-clinical and clinical); filing INDs, Applications for Marketing Authorization (and clinical protocols developed in support thereof); or obtaining Regulatory Approvals; manufacturing; or commercializing. Subject to ADOLOR's obligations under Article 12, ADOLOR or its Sublicensees shall also hold
legal title to INDs and Applications for Marketing Authorization.   Except
in accordance with this Agreement, LILLY shall have no financial obligation relating to New Compounds or New Products. ADOLOR shall use [- -------------------**----------------------] to commence further development of New Products or products containing the Roberts Agreement
Compound.

5.2	Adverse Event Reporting.  ADOLOR agrees to report adverse
events and serious adverse events (as such terms are commonly understood in the pharmaceutical industry), which occur during the development and marketing of New Products to the relevant regulatory authorities promptly according to the applicable regulations. If this Agreement is terminated by LILLY as permitted under Section 12.3, ADOLOR will, upon LILLY's request, supply LILLY with relevant safety information with respect to New Products in such formats as ADOLOR customarily maintains such information.


Article 6
Transfer of Regulatory Documents; License to LILLY

6.1	Regulatory Documents.  If this Agreement is terminated by
LILLY as permitted under Section 12.3, as soon as practicable but in no event more than ninety (90) days after the effective date of such termination, ADOLOR, to the extent it has the right to do so, shall deliver to LILLY, and shall use reasonable best efforts to cause its Sublicensees and contractors to promptly deliver to LILLY, all Regulatory Documents related to New Compounds or New Products, and that are reasonably required to commercialize such New Compounds or New Products, that ADOLOR or such Sublicensees or contractors own or control, subject to LILLY's payment of the reasonable costs and expenses incurred by ADOLOR or its Sublicensees or contractors in connection with facilitating the delivery of such items. To the extent it has the right to do so, ADOLOR shall assign to LILLY, and shall use reasonable best efforts to cause its Sublicensees and contractors to assign to LILLY, ownership of all Regulatory Documents that relate solely to New Compounds or New Products. With respect to any Regulatory Documents that relate to both New Compounds or New Products and other compounds or products, ADOLOR shall, to the extent it has the right to do so, permit LILLY, and shall use reasonable best efforts to cause its Sublicensees and contractors to permit LILLY, to reference such Regulatory Documents as necessary solely in connection with LILLY's development, manufacturing and/or commercialization of New Compounds or New Products. Should LILLY elect to sublicense, or to co-market or co-promote any New Product with a Third Person, LILLY shall have the right to provide appropriate access to such Regulatory Documents to such Third Person. LILLY shall be responsible for paying all transfer costs, royalties, and similar payments to ADOLOR's Sublicensees and contractors, if any, in connection with the foregoing activities. Nothing in this Section 6.1 shall provide LILLY with any rights respecting Regulatory Documents relating solely to the Roberts Agreement Compound.

6.2	ADOLOR Improvements and ADOLOR Technology.  If this Agreement is terminated by LILLY as permitted under Section 12.3, as soon as practicable but in no event more than ninety (90) days after the effective date of such termination, ADOLOR shall, to the extent it has the right to do so, provide LILLY with access to all ADOLOR Improvements and ADOLOR Technology related to New Compounds or New Products that are in ADOLOR's possession or control (including, without limitation, by delivering copies of all relevant documentation), which items LILLY shall have the right to use only in connection with making, having made, using, selling, offering for sale and importing, New Compounds and New Products. LILLY shall reimburse ADOLOR for the reasonable costs and expenses incurred by ADOLOR in connection with the provision of such items, including any such amounts payable to ADOLOR's Sublicensees or contractors. If this Agreement is terminated by LILLY as permitted under Section 12.3, ADOLOR shall grant and hereby does grant to LILLY, to the extent it has the right to do so, a royalty-free, exclusive license solely to make, have made, use, sell, offer for sale, and import New Compounds and New Products using all ADOLOR Improvements and ADOLOR Technology. LILLY shall be responsible for payment of any royalties or other amounts due from ADOLOR to any Third Person on account of LILLY's exercise of such license rights. Nothing in this Section 6.2 shall provide LILLY with any rights respecting ADOLOR Improvements or ADOLOR Technology relating solely to the Roberts Agreement Compound.


Article 7
Intellectual Property

7.1	ADOLOR Improvements and ADOLOR Technology - Ownership.  Except
as expressly set forth in this Agreement, LILLY shall have no rights, title or interest in or to any ADOLOR Improvements or ADOLOR Technology. Nothing herein shall obligate ADOLOR to file, prosecute, defend or maintain any applications or patents covering ADOLOR Improvements or ADOLOR Technology.

7.2	Filing, Prosecution and Maintenance of Licensed Patents.
During the term of this Agreement, ADOLOR will file, prosecute and maintain the Licensed Patents using patent counsel of its choice, but reasonably acceptable to LILLY. LILLY shall transfer to ADOLOR in a timely manner all documents and other materials in LILLY's possession or control that are reasonably required for ADOLOR to perform said activities.

7.3	Filing, Prosecution and Maintenance of Process Licensed
Patents. During the term of this Agreement, LILLY will file, prosecute and maintain the Process Licensed Patents.

7.4	Patent Costs.  LILLY shall bear all expenses incurred in
preparing, filing, prosecuting, defending and maintaining all patent applications and patents under the Process Licensed Patents. ADOLOR shall bear all expenses incurred in preparing, filing, prosecuting, defending and maintaining all patent applications and patents under the Licensed Patents. Each Party shall treat any patent applications under Licensed Patents and Process Licensed Patents as Confidential Information of the other Party in accordance with the provisions of Section 9.1. Each Party shall keep the other reasonably informed of the status of its preparation, filing, prosecution, defense and maintenance of all patent applications and patents under the Licensed Patents and Process Licensed Patents, including by providing the other Party annual written reports of all such patent applications and patents and the status thereof, and by periodically providing other requested information upon receipt of written requests from the other Party. Should an official action rejecting any of the pending claims within the Licensed Patents or Process Licensed Patents require that an amendment be made or action be taken which would limit or substantially change the scope of any license rights granted to ADOLOR hereunder, the controlling Party will timely inform the other thereof, will consult with the other Party with respect thereto and allow the other Party to reasonably assist in formulating a response in connection therewith.

7.5	Failure to File or Maintain Applications or Patents.
Notwithstanding the foregoing provisions of this Article 7, either Party may decide not to file or to abandon its prosecution, defense or maintenance of any applications or patents encompassed within the Licensed Patents or Process Licensed Patents, as the case may be, (or any claims therein). The abandoning Party shall give the other Party reasonable written notice to this effect, said notice to be given at least thirty
(30) days in advance of the date such filing is due or such abandonment will occur to the extent reasonably possible. The notified Party may, at its expense and in the other Party's name, if necessary, file prosecute, defend and/or maintain any such applications or patents (or any claims therein).

If this Agreement has been terminated by LILLY as permitted under
Section 12.3 and ADOLOR decides not to file or to abandon the prosecution, defense or maintenance of any applications or patents encompassing ADOLOR Improvements or ADOLOR Technology, it shall give LILLY reasonable written notice to this effect, said notice to be given at least thirty (30) days in advance of the date such filing is due or such abandonment will occur to the extent reasonably possible. After such notice, LILLY may, at its expense and to the extent ADOLOR has the right to permit LILLY to do so, file prosecute, defend and/or maintain such applications or patents.

7.6	Patent Term Extensions.  For Licensed Patents, ADOLOR may
apply for (in LILLY's name and on LILLY's behalf where reasonably necessary) term extensions, supplemental protection certificates, or functional equivalents thereof. LILLY will provide ADOLOR with all material, information and data in its possession reasonably necessary or reasonably useful to prepare such items.

7.7	Declaratory Judgment Action - Issued Licensed Patents and
Process Licensed Patents. Notwithstanding anything to the contrary in this Article, or in Article 8, in the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any patent under the Licensed Patents is brought against ADOLOR and ADOLOR chooses not to defend against such action, LILLY may within thirty (30) days after commencement of such declaratory action elect to intervene in such action and take over the defense thereof at LILLY's own expense.

Notwithstanding anything to the contrary in this Article, or in Article 8, in the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any patent under the Process Licensed Patents is brought against LILLY and LILLY chooses not to defend against such action, ADOLOR may within thirty (30) days after commencement of such declaratory action elect to intervene in such action and take over the defense thereof at ADOLOR's own expense.

7.8	Declaratory Judgment Action - Patents On ADOLOR Improvements
and ADOLOR Technology. Notwithstanding anything to the contrary in this Article, or in Article 8, in the event that a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any patents that cover ADOLOR Improvements or ADOLOR Technology shall be brought against LILLY, ADOLOR may within thirty (30) days after commencement of such declaratory action elect to intervene in such action and take over the defense thereof at ADOLOR's own expense.

7.9	Limitation on Cooperation with Third Parties.  ADOLOR agrees to not cooperate with any Third Person beyond what cooperation ADOLOR may be required to provide by law, in any action or proceeding to render any patent (or any claim therein) under the Licensed Patents and Process Licensed Patents invalid, unenforceable, or not infringed, and will not lodge or cooperate with any Third Person beyond what cooperation ADOLOR may be required to provide by law, in lodging any opposition against any pending patent application relating to the Licensed Patents or Process Licensed Patents.

Conversely, if this Agreement has been terminated by LILLY as permitted under Section 12.3, LILLY agrees to not cooperate with any Third Person beyond what cooperation LILLY may be required to provide by law, in any action or proceeding to render any patent (or any claim therein) that cover ADOLOR Improvements or ADOLOR Technology invalid, unenforceable, or not infringed, and will not lodge or cooperate with any Third Person beyond what cooperation LILLY may be required to provide by law, in lodging any opposition against any pending patent application relating to ADOLOR Improvements or ADOLOR Technology.


Article 8
Infringement

8.1	Notification of Suspected Infringement.  Each Party shall
promptly notify the other in writing of any actual, potential or suspected infringement (collectively "alleged infringement") of any patent under the Licensed Patents or Process Licensed Patents of which such Party becomes aware, and shall promptly provide the other Party with all reasonably available evidence of such alleged infringement. Promptly after such notification regarding any such alleged infringement, ADOLOR and LILLY shall consult and cooperate fully to determine a course of action, if possible, to terminate such alleged infringement without litigation.

8.2	Infringement of Licensed Patents and Process Licensed Patents.
ADOLOR shall have the right, but not the obligation, to prosecute at its own expense and through counsel of its own choice all actions for infringement of patents under the Licensed Patents or, to the extent relating to New Compounds or New Products, the Process Licensed Patents. In furtherance of such right, LILLY understands and agrees that ADOLOR may join LILLY as a party plaintiff in any such action without expense to LILLY. The total out-of-pocket cost to ADOLOR of any such infringement action commenced by ADOLOR shall be borne by ADOLOR. The recovery award shall be divided as follows: ADOLOR shall apply any recovery of costs or damages derived from such action as follows: [---------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
-----**-------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
----------------------------------------------------------------------]

LILLY shall have the right to request that ADOLOR take legal action against any infringement of patents under Licensed Patents or, with respect to New Compound or New Product, the Process Licensed Patents, as the case may be. Such request shall be by written notice. The notice shall set forth the facts of such alleged infringement in reasonable detail, and shall be accompanied by reasonable evidence of such infringement. If the infringing activity is not abated within three (3) months of the time LILLY requests that ADOLOR take legal action, and either ADOLOR has not commenced an infringement action, or ADOLOR shall have notified LILLY of its intention not to commence an infringement action, or ADOLOR shall have ceased its prosecution of an infringement action, then and only then, shall LILLY have the right, but not the obligation, to prosecute at its own expense and through counsel of its own choice an action for infringement (including any related counterclaim for invalidity) of such Licensed Patents or, with respect to New Compound or New Product, the Process Licensed Patents. In furtherance of such right, ADOLOR understands and agrees that LILLY may join ADOLOR as a party plaintiff in any such action without expense to ADOLOR. The total out-of-pocket cost to LILLY of any such infringement action commenced by LILLY shall be borne by it. The recovery award shall be divided as follows:
LILLY shall apply any recovery of costs or damages derived from such action as follows: [------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
---------**---------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
--------------------------------------------------------------------------
------------------------------------------------------------------]

8.3	Infringement of Patents Covering ADOLOR Improvements or ADOLOR
Technology. ADOLOR shall have the right, but not the obligation, to prosecute at its own expense and through counsel of its own choice all actions for infringement of any patents that cover ADOLOR Improvements or ADOLOR Technology. ADOLOR shall retain the entirety of any recovery from such infringement action; provided, however, that if this Agreement has been terminated by LILLY as permitted under Section 12.3, ADOLOR, after reimbursing itself for its out-of-pocket expenses, including reasonable attorneys' fees, incurred in prosecuting such infringement action, shall pay to LILLY any remaining portion of such recovery that relates directly to a New Compound, or a New Product.

If this Agreement has been terminated by LILLY as permitted under
Section 12.3, LILLY shall have the right to request that ADOLOR take legal action against infringement of the patents that cover ADOLOR Improvements or ADOLOR Technology that relate to any New Compound, or any New Product. Such request shall be by written notice and shall be accompanied by reasonable evidence of such infringement. If within three (3) months of the time LILLY requests that ADOLOR take legal action the infringing activity shall not have been abated, and either ADOLOR has not commenced an infringement action or ADOLOR has notified LILLY of ADOLOR's intention not to commence an infringement action, or ADOLOR shall have ceased its prosecution of an infringement action, then and only then, shall LILLY have the right, but not the obligation, to prosecute at LILLY's own expense and through counsel of its own choice an action for infringement of such patents, provided such infringement relates directly to a New Compound, or a New Product. The right for LILLY to prosecute infringers shall include the right for LILLY to prosecute such suits in ADOLOR's name, and ADOLOR consents to be a party plaintiff in any such action. LILLY, after reimbursing ADOLOR for its out-of-pocket expenses, including reasonable attorneys' fees, incurred in connection with such infringement action, shall retain the entirety of any recovery from such action.

8.4	Settlement of Litigation.  No settlement, consent judgment or other final disposition of an action for infringement or validity may be entered into as to any patent (or claim therein) under the Licensed Patents or Process Licensed Patents without LILLY's prior written consent, which consent shall not be unreasonably withheld. No settlement, consent judgment or other final disposition of an action for infringement or validity that is inconsistent with the rights and licenses granted to ADOLOR under this Agreement may be entered into as to any patent (or claim therein) under the Licensed Patents or Process Licensed Patents without ADOLOR's prior written consent, which consent shall, also, not be unreasonably withheld. Furthermore, if this Agreement has been terminated by LILLY as permitted under Section 12.3, no settlement, consent judgment or other final disposition of an action for infringement or validity that is inconsistent with the rights and licenses granted to LILLY under this Agreement may be entered into as to any patent covering ADOLOR Improvements or ADOLOR Technology without LILLY's written consent, which consent shall not be unreasonably withheld. It is recognized by both Parties that what is reasonable will differ depending on whether the owner of the intellectual property is the Party conducting the action or whether it is the licensee who is conducting the action due to a failure to act by the owner.

8.5	Cooperation.  In any infringement or declaratory action
conducted pursuant to this Article, both Parties shall cooperate in all respects and have their employees testify and shall make available relevant records, papers, information, samples, specimens and the like without compensation except for out-of-pocket expenses, which shall be borne by the Party initiating or defending such action.


Article 9
Confidentiality

9.1	ADOLOR's Obligations.  ADOLOR will maintain the Know-How and other proprietary or trade secret information of LILLY which has been designated to ADOLOR as such ("LILLY Confidential Information") as confidential during the term of this Agreement and for a period of ten
(10) years after the expiration or earlier termination of this Agreement, unless LILLY agrees that disclosure will not adversely affect LILLY's proprietary interests, such agreement not to be unreasonably withheld. However, such obligation of confidentiality shall not apply to any LILLY Confidential Information which:

(i)	is, as of the Effective Date, in the public domain, or
subsequently enters the public domain through no fault of ADOLOR, it employees or agents;

(ii)	was known by ADOLOR prior to disclosure by LILLY
hereunder as demonstrated by written documentation;

(iii)	is disclosed to ADOLOR by a Third Person lawfully in
possession of same and having the right to disclose same;

(iv)	is independently developed by ADOLOR as demonstrated by
written evidence without reference to information disclosed to ADOLOR by LILLY;

(v)	is disclosed pursuant to LILLY's prior written approval;

(vi)	is required to be disclosed to (or by) a governmental
authority provided reasonable notice of the impending disclosure is provided to LILLY and ADOLOR provides reasonable assistance to LILLY in order to permit LILLY to contest such disclosure;

(vii)	is required to be disclosed in order to allow ADOLOR to
(a) defend against litigation with a Third Person, (b) file, prosecute or enforce patents and patent applications, provided ADOLOR shall not use such information in any patent application without LILLY's prior written approval, such approval not to be unreasonably withheld, (c) comply with governmental regulations, or
(d) file or support an IND or an Application for Market Authorization for a New Product;

(viii)	is required to be disclosed in order to allow ADOLOR
to develop or obtain Regulatory Approval of a New Product;

(ix)	is disclosed to a Third Person in connection with
developing, testing, evaluating or applying for or securing
Regulatory Approval of a New Product or a New Compound, provided such Third Person has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement; or

(x)	is disclosed to a potential Sublicensee who has entered
into, or is contemplating entering into, a written agreement with ADOLOR regarding the commercialization of New Product, provided such potential Sublicensee has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement.

9.2	LILLY's Obligations.  LILLY will maintain all, ADOLOR
Improvements, ADOLOR Technology, Royalty Reports and any other proprietary or trade secret information of ADOLOR which has been designated to LILLY as such ("ADOLOR Confidential Information") as confidential during the term of this Agreement and for a period of ten (10) years after the expiration or earlier termination of this Agreement, unless ADOLOR agrees that disclosure will not adversely affect ADOLOR's proprietary interests, such agreement not to be unreasonably withheld. However, such obligation of confidentiality shall not apply to any ADOLOR Confidential Information which:

(i)	is, as of the Effective Date, in the public domain, or
subsequently enters the public domain through no fault of LILLY, it employees or agents;

(ii)	was known by LILLY prior to disclosure by ADOLOR
hereunder as demonstrated by written documentation;

(iii)	is disclosed to LILLY by a Third Person lawfully in
possession of same and having the right to disclose same;

(iv)	is independently developed by LILLY as demonstrated by
written evidence without reference to information disclosed to LILLY by ADOLOR;

(v)	is disclosed pursuant to ADOLOR's prior written
approval;

(vi)	is required to be disclosed to (or by) a governmental
authority provided reasonable notice of the impending disclosure is provided to ADOLOR and LILLY provides reasonable assistance to ADOLOR in order to permit ADOLOR to contest such disclosure;

(vii)	is required to be disclosed in order to allow LILLY to
(a) defend against litigation with a Third Person, (b) file, prosecute or enforce patents and patent applications, provided LILLY shall not use such information in any patent application without ADOLOR's prior written approval, such approval not to be unreasonably withheld, (c) comply with governmental regulations, or
(d) following any termination of this Agreement by LILLY as permitted under Section 12.3, file or support an IND or an Application for Market Authorization for a New Product;

(viii)	following any termination of this Agreement by LILLY
as permitted under Section 12.3, is required to be disclosed in order to allow LILLY to develop or obtain Regulatory Approval of a New Product;

(ix)	following any termination of this Agreement by LILLY as
permitted under Section 12.3, is disclosed to a Third Person in connection with developing, testing, evaluating or applying for or securing Regulatory Approval of a New Product or a New Compound, provided such Third Person has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement; or

(x)	following any termination of this Agreement by LILLY as
permitted under Section 12.3, is disclosed to a potential sublicensee who has entered into, or is contemplating entering into, a written agreement with LILLY regarding the commercialization of New Product, provided such potential sublicensee has agreed to be bound by confidentiality and non-use terms at least as stringent as those in this Agreement.

9.3	Use of Confidential Information.  Other than to perform its
obligations or exercise its rights under this Agreement, neither Party shall use for any purpose any Confidential Information of the other Party received under this Agreement.

9.4	Release of Other Information.  Neither Party shall use the
name of the other Party in any publication or announcement of this Agreement (other than to its employees) without the prior written approval of the other Party. Without limitation, this prohibition applies to press releases, annual reports, prospectuses, public statements, educational and scientific conferences, promotional materials, governmental filings and discussions with public officials, securities analysts, investors and the media. However, subject to the requirements for review and approval that follow, this provision does not apply to a disclosure regarding this Agreement, which counsel to a Party has advised is required by law or regulation, to regulatory agencies such as the FDA, Securities and Exchange Commission ("SEC"), Federal Trade Commission and/or Department of Justice. This includes requests for a copy of this Agreement or related information by tax authorities. If any Party to this Agreement determines a release of information regarding the existence or terms of this Agreement is required by law or regulation, prior to any release of such information, that Party will notify the other Party as soon as practical and provide reasonably appropriate detail in relation to the disclosure required and will endeavor in good faith to provide the other Party with a minimum of five (5) business days to review the proposed public statement. The Parties will then discuss what information, if any, will actually be released and, unless required by law, no such release shall be made unless both Parties consent to the disclosure and content to be disclosed, such consent not to be unreasonably withheld. In addition, LILLY shall have ten (10) business days to review and comment on any redacted version of this Agreement to be filed with the SEC or other agencies, and ADOLOR shall use all reasonable efforts to redact therefrom any such information that LILLY shall reasonably request within such ten (10) business day period. Nothing herein shall prohibit ADOLOR from disclosing this Agreement or its terms to a potential Sublicensee who has entered into, or is contemplating entering into, a written agreement with ADOLOR regarding the commercialization of a New Product, provided such potential Sublicensee has agreed to be bound by confidentiality at least as stringent as ADOLOR's confidentiality obligation to LILLY under this Agreement.

Notwithstanding the prior paragraph, the Parties agree that it is appropriate for ADOLOR to release a press release after the execution of this Agreement, the form of which shall be that of Exhibit 9.4 attached hereto. Neither Party shall be required to seek the other Party's approval to re-release or otherwise publicly disseminate any information contained in such press release. Otherwise, each Party shall submit to the other all press releases concerning this Agreement that contain information not included in the original press release, and shall not release such press release without the other Party's prior written approval (which shall not be unreasonably withheld).


Article 10
Representations, Warranties, Covenants, and Disclaimers

10.1	No Litigation.  Each Party represents that there is no
litigation or proceeding pending or, to the best of such Party's knowledge, threatened against or involving such Party in any court or before any agency or regulatory body that is reasonably expected to result in a judgment or liability against such Party that would adversely affect its ability or right to carry on its business as now conducted or to perform its obligations under this Agreement.

10.2	Ownership and Encumbrances.  LILLY hereby represents that it is the owner of the Licensed Patents and Process Licensed Patents and that it has and shall maintain for the term of this Agreement the full right and power to grant the licenses set forth in Sections 2.1, and 2.2 in the manner and to the extent set forth herein, free and clear of any adverse assignment or other similar encumbrances inconsistent with such commitments and grants, subject to the provisions of Articles 7 and 8 above.

10.3	Licensed Patents and Process Licensed Patents.  To the best of
LILLY's knowledge as of the Effective Date, there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or threatened, that challenges or opposes the rights of LILLY in respect of any of the Licensed Patents or Process Licensed Patents, or that asserts the invalidity, misuse, unregisterability or unenforceability of any of the Licensed Patents or Process Licensed Patents, or requests the reexamination of any of the Licensed Patents or Process Licensed Patents. To the best of LILLY's knowledge as of the Effective Date, the manufacture, use or sale of New Compound or New Product as contemplated hereunder will not infringe any valid and enforceable patent or other proprietary rights of any Third Person.

10.4	Licenses-ADOLOR.  ADOLOR hereby warrants that it has and shall maintain for the term of this Agreement, the full right and power to satisfy its commitments to LILLY under Section 6.1, and to grant the licenses set forth in Sections 6.2 and 2.3 in the manner and to the extent set forth, free and clear of any adverse assignment, grant or other encumbrances inconsistent with such commitments and grants, subject to the provisions of Articles 7 and 8 above.

10.5	Know-How.  LILLY hereby warrants that Schedule 4.1 constitutes a correct and complete list of all data developed by LILLY relating solely to New Compounds in the Field of Use that LILLY possesses as of the Effective Date.

10.6	No Debarment.  Each Party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request each Party will certify in writing to the other Party that neither such Party, its employees, nor any Person providing services for such Party under this Agreement has been debarred under the provisions of such Act.

10.7	Conducting Development Work Under Agreement.  All work carried out by ADOLOR with respect to New Compounds or New Products shall be carried out in material compliance with applicable laws at the site where such work is being conducted, including, without limitation, international, foreign, federal, state, and local laws, statutes, regulations, guidelines or orders and any relevant cGMP, cGLP and cGCP requirements.

10.8	Corporate Existence.  As of the Effective Date, each Party
represents to the other that it is a company duly organized, validly existing, and, if relevant in its jurisdiction of formation, in good standing under the laws of the jurisdiction in which it is formed.

10.9	Authority to Execute and Perform.  As of the Effective Date,
each Party represents to the other that it:

(i)	has the power and authority and the legal right to enter
into this Agreement and perform its obligations hereunder;

(ii)	has taken all necessary corporate action on its part
required to authorize the execution and delivery of this Agreement;
and

(iii)	has duly executed and delivered the Agreement, which
constitutes a legal, valid, and binding obligation of it and which is enforceable against it in accordance with the terms of this Agreement.

10.10	No Approvals or Consents.  Each Party, as of the Effective
Date, represents to the other Party that all necessary consents, approvals and authorizations of all governmental authorities and Third Persons required to be obtained by such Party in connection with its execution of this Agreement and the transfer of rights described in this Agreement have been obtained.

10.11	No Conflict.  Each Party represents to the other that its
execution and delivery of the Agreement and its performance of its obligations hereunder:

(i)	do not conflict with or violate any requirement of
applicable law or regulation or any provision of its company governance documents in any material way, and

(ii)	do not conflict with, violate, breach, or constitute a
default under any contractual obligation or court or administrative order by which such Party is bound.

10.12	Cooperation.  The Parties agree to cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in the jurisdictions in connections with the transactions contemplated hereby and in making or causing to be made any such filings promptly and in seeking to obtain in a timely manner any such consents. The Parties shall furnish to each other all information as may be reasonably required in order to effectuate the foregoing.

10.13	DISCLAIMER OF IMPLIED WARRANTIES.  EXCEPT AS EXPRESSLY PROVIDED
IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER AS TO THE LICENSED PATENTS OR PROCESS LICENSED PATENTS, KNOW-HOW, NEW COMPOUNDS, NEW PRODUCTS, REGULATORY DOCUMENTS, ADOLOR IMPROVEMENTS OR ADOLOR TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE. Without limiting the foregoing, each Party acknowledges that it has not and is not relying upon any implied warranty of merchantability or of fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), validity, or likelihood of success of New Compounds, or New Products after the Effective Date.

10.14	DISCLAIMER OF INCIDENTAL AND CONSEQUENTIAL DAMAGES.  NEITHER
PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL,
CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT,
REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.

10.15	Confirmation of Assignment and Assumption of the Roberts
Agreement. ADOLOR represents that prior to the Effective Date, Roberts conveyed, transferred and assigned to ADOLOR, and ADOLOR accepted all of Roberts' right, title and interest in the Roberts Agreement and all documents relating thereto. ADOLOR also represents that in consideration of such assignment, ADOLOR simultaneously assumed all of Roberts' obligations under the Roberts Agreement. ADOLOR warrants to LILLY that ADOLOR hereby agrees to be bound by and comply with all terms, conditions, warranties and covenants of Roberts set forth in the Roberts Agreement. LILLY warrants to ADOLOR that LILLY hereby agrees to be bound by and comply with all terms, conditions, warranties and covenants of LILLY set forth in the Roberts Agreement.


Article 11
Indemnification

11.1	Indemnification.

(a)	ADOLOR's Obligation.  Except to the extent an action as
described below involves gross negligence or willful misconduct by LILLY, its officers, directors, employees and/or agents, ADOLOR shall defend LILLY, its officers, directors, employees and/or agents against any and all third-party claims, suits, actions or proceedings (including, without limitation, claims alleging personal injury (including death) to any Person or damage to tangible property) resulting from or arising out of any material misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of ADOLOR under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, attachment, exhibit, statement, document or instrument supplied by ADOLOR pursuant hereto or in connection herewith, or ADOLOR's activities as contemplated under this Agreement. In addition, ADOLOR shall indemnify and hold harmless LILLY, its officers, directors, employees and/or agents from and against any and all Damages arising out of any such claims.

(b)	LILLY's Obligation.  Except to the extent an action as
described below involves gross negligence or willful misconduct by ADOLOR, its officers, directors, employees and/or agents, LILLY shall defend ADOLOR, its officers, directors, employees and/or agents against any and all third-party claims, suits, actions or proceedings (including, without limitation, claims alleging personal injury (including death) to any Person or damage to tangible property) resulting from or arising out of any material misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of LILLY under this Agreement, or from any material misrepresentation in or omission from any certificate, schedule, attachment, exhibit, statement, document or instrument supplied by LILLY pursuant hereto or in connection herewith, or LILLY's activities as contemplated under this Agreement. In addition, LILLY shall indemnify and hold harmless ADOLOR, its officers, directors, employees and/or agents from and against any and all Damages arising out of any such claims.

11.2	Notice and Opportunity to Defend.

(a)	Notice.  Promptly after receiving notice of a claim for which indemnification may be sought pursuant to Section 11.1, a Party (the "Indemnified Party") will give the other Party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim.

(b)	Indemnifying Party's Duty to Proceed.  Upon receipt of notice under Subsection (a) from the Indemnified Party, the Indemnifying Party will have the duty to either to compromise or defend, at its own expense and by its own counsel, such matter, except as provided in Subsection (c). The Indemnifying Party will promptly (and in any event not more than twenty
(20) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to either compromise or defend such matter, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability, including making available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense subject to Indemnifying Party's obligation to maintain as confidential, information deemed confidential to the Indemnified Party under this Agreement. All reasonable costs and expenses incurred in connection with the Indemnified Party's cooperation will be borne by the Indemnifying Party. In addition, the Indemnifying Party will not cease to defend any claim (except pursuant to a permitted settlement or compromise thereof) without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

(c)	Indemnified Party's Right to Proceed.  At its option, the
Indemnified Party will have the right to compromise or defend, by its own counsel, a claim that could give rise to its right to indemnification pursuant to Section 11.1 if:

(i)	the Indemnifying Party elects in writing not to
compromise or defend the asserted claim;

(ii)	the Indemnifying Party fails to notify the Indemnified
Party of its election to compromise or defend the asserted claim as herein provided;

(iii)	the Indemnifying Party fails to admit its obligation
under this Agreement with respect to the claim following a written request of the Indemnified Party; or

(iv)	in the reasonable opinion of counsel to the Indemnified
Party, the claim is reasonably likely to result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of Damages that would have a materially adverse effect on the ongoing business of the Indemnified Party.

In these situations, the reasonable costs and expenses incurred by the Indemnified Party in compromising or defending the asserted claim will be included as part of the indemnification obligation of the Indemnifying Party.

In the event the Indemnified Party intends to compromise or settle a claim under this Subsection, the Indemnified Party will provide at least ten (10) business days prior written notice to the Indemnifying Party describing the proposed compromise or settlement in order that the Indemnifying Party may comment and/or object.

(d)	Settlement.  Notwithstanding the foregoing, neither the
Indemnifying Party nor the Indemnified Party may settle or compromise any claim under this Section over the written objection of the other Party if such settlement or compromise could reasonably result in a material adverse effect on the other Party or otherwise alter, diminish, or derogate the other Party's rights under this Agreement.

(e)	Other Obligations.  The Party conducting the defense of a claim under this Section will (i) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (ii) conduct the defense of such claim in a reasonably prudent manner.

11.3	Indemnification Payment Obligation.  Neither Party will incur any indemnification obligations under this Article until the aggregate amount of Damages incurred or suffered by the Indemnified Party (or which likely would be incurred or suffered if the relevant claim were successful) for which the Indemnifying Party is otherwise subject to under this Agreement exceeds [-----**----] at which time the entire cumulative aggregate amount of such Damages will be covered. The provisions of this Section will not limit or otherwise affect the obligations of any Indemnifying Party under any other Section.

11.4	Indemnification Payment Adjustments.

(a)	Net Tax Effects.  The amount of any Damages for which
indemnification is provided under this Article will be reduced to take account of any net tax benefit to the Indemnified Party and will be increased to take account of any net tax detriment to the Indemnified Party arising from incurring or paying such Damages or from receiving any indemnification payment.

(b)	Insurance Proceeds or Other Recovery.  The amount of any
Damages for which indemnification is provided under this Article will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages. However, an Indemnified Party does not have an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder.

(c)	Refund.  If an Indemnified Party receives a payment pursuant to this Article and subsequently receives insurance proceeds or other amounts with respect to the same Damages, the Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between: (i) the sum of the insurance proceeds received, other amounts received, and the indemnification amount received from the Indemnifying Party pursuant to this Article and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnified Party from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party's payment to the Indemnified Party under this Article.

11.5	Indemnification Payment.  Upon the final determination of
liability and the amount of the indemnification payment under this Article, the Indemnifying Party will pay such amount to the Indemnified Party in immediately available funds within thirty (30) business days after such determination.


Article 12
Term and Termination

12.1	Term.  The term of this Agreement shall commence as of the
Effective Date and, unless sooner terminated as hereinafter provided, shall continue in full force and effect on a country-by-country basis until all royalty payment obligations of ADOLOR to LILLY with respect to such country are terminated pursuant to the applicable provisions of
Article 3. Upon the expiration of the term of this Agreement with respect to any country, ADOLOR's license rights under Section 2.1 and Section 2.2 with respect to such country shall become fully paid-up and irrevocable.

12.2	Termination by Consent.  This Agreement may be terminated at any time by mutual written consent of the Parties. Termination by mutual consent shall become effective on such date as the Parties shall agree.

12.3	Material Breach by ADOLOR.  Upon (a) any material breach,
material default or other material defect of performance of this Agreement, or (b) any warranty or covenant, or representation made by ADOLOR in this Agreement proving to have been false or misleading in any material respect when made, or (c) any schedule, attachments, exhibits, certificate, report, notice or other writing furnished by ADOLOR to LILLY proving to have been false or misleading in any material respect when made or delivered by ADOLOR, LILLY may, at its option, terminate this Agreement upon ninety (90) days written notice detailing the substance of the alleged breach, default or other defect of performance. Such termination shall become effective at the end of such ninety (90) day period, unless
(a) ADOLOR cures such breach, default or other defect of performance during such ninety (90) day period, or (b) if such breach is curable but not within such ninety (90) day period, ADOLOR initiates and diligently pursues a cure for such breach. For avoidance of doubt, the Parties acknowledge and agree that subpart (b) of the prior sentence shall not apply to ADOLOR's payment obligations to LILLY described in Article 3. As of the effective date of such termination and subject to the provisions of
Section 2.2 respecting Sublicensees, ADOLOR shall irrevocably lose (i) any and all licenses granted to ADOLOR by LILLY pursuant to Sections 2.1 and 2.2; and (ii) the right to commercialize New Product. Termination under this Section will not be an exclusive remedy and will not be in lieu of any other remedies available to LILLY for any breach hereunder by ADOLOR.

12.4	Material Breach by LILLY. Upon (a) any material breach,
material default or other material defect of performance of this Agreement, or (b) any warranty or covenant, or representation made by LILLY in this Agreement proving to have been false or misleading in any material respect when made, or (c) any schedule, attachments, exhibits, certificate, report, notice or other writing furnished by LILLY to ADOLOR proving to have been false or misleading in any material respect when made or delivered by LILLY, ADOLOR may, at its option and subject to the remainder of this Article, terminate this Agreement upon ninety (90) days written notice detailing the substance of the alleged breach, default or other defect of performance. Such termination shall become effective at the end of such ninety (90) day period, unless LILLY cures such breach, default or other defect of performance during such ninety (90) day period, or (b) if such breach is curable but not within such ninety (90) day period, LILLY initiates and diligently pursues a cure for such breach. As of the effective date of such termination, LILLY shall irrevocably lose any and all licenses granted to LILLY by ADOLOR pursuant to Sections 6.1 and 6.2. Termination under this Section will not be an exclusive remedy and will not be in lieu of any other remedies available to ADOLOR for any breach hereunder by LILLY.

12.5	Termination for Bankruptcy.  Notwithstanding any other
provision of this Article, this Agreement may be terminated in its entirety with immediate effect upon receipt by a Party of written notice from the other Party if the notified Party:

(i)	makes a general assignment for the benefit of creditors;

(ii)	petitions for or acquiesces in the appointment of any
receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

(iii)	commences under the laws of any jurisdiction any
proceeding for relief under the Bankruptcy Code of 1986, as amended or similar bankruptcy laws in other jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

(iv)	becomes a party to any proceeding or action of the type
described above in (ii) or (iii), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days..

12.6	Residual Rights and Obligations Upon Termination.  Subject to
the other provisions of this Article, termination of this Agreement for any reason whatsoever will not release or discharge LILLY or ADOLOR from the performance of any obligation, the payment of any debt or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged at the date of such termination, their respective obligations to transfer know-how, licenses and improvements hereunder, and the obligations and rights of ADOLOR and LILLY which may accrue after termination of this Agreement as expressly set forth herein; provided, however, the non-breaching Party may set-off amounts that the non-breaching Party is entitled to recover under this Agreement that were incurred because of the breach of the breaching Party. However, upon termination, neither LILLY nor ADOLOR shall incur any additional obligation to the other under this Agreement, except that ADOLOR, its Affiliates and Sublicensees may, for up to one hundred eighty
(180) days following any termination of this Agreement, sell all New Products then in inventory, and may complete the manufacture of and sell all New Products then in production, subject to ADOLOR's continuing obligation to pay to LILLY royalties on account of such sales as required hereunder. Moreover, termination of this Agreement shall not release either Party of the obligations of confidentiality and non-use as set forth in Sections 9.1 and 9.2, the obligations of indemnification as set forth in Article 11, and such other obligations expressly set forth in relevant provision of this Agreement.

12.7	Further Assurances.  ADOLOR covenants and agrees that if this
Agreement is terminated by LILLY as permitted under Section 12.3, and any ADOLOR Improvement, ADOLOR Technology or Regulatory Document cannot be transferred to LILLY in accordance with the provisions of Article 6 without the consent of or notice to a Third Person and in respect of which any necessary consent or notice has not been obtained or given to transfer the ADOLOR Improvement, ADOLOR Technology or Regulatory Document, or the subject ADOLOR Improvement, ADOLOR Technology or Regulatory Document is non-assignable by its nature, then ADOLOR will, to the extent required under Article 6 and provided ADOLOR has the right to do so, use reasonable best efforts to cause the beneficial interest in and to the same to pass to LILLY and hold such ADOLOR Technology, ADOLOR Improvement and/or Regulatory Document in trust for, and for the benefit of, LILLY.


Article 13
Miscellaneous

13.1	Independent Contractor.  It is understood and agreed that the
Parties shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either ADOLOR or LILLY to act as agent for the other.

13.2 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Person.

13.3	Force Majeure.  Except as expressly set forth above, both
Parties to the Agreement shall be excused from the performance of their obligations under this Agreement if such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, war, terrorism, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, governmental action or prohibition, or the inability to obtain required supplies or raw materials.

13.4	Amendment.  This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by an authorized representative of both Parties.

13.5	Entire Agreement.  The Parties acknowledge and agree that this
Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement. As such, this Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall change, modify, amend or revise the terms, conditions and/or provisions of the Roberts Agreement (or the Parties' rights and obligations derived therefrom). LILLY and ADOLOR each hereby confirm and ratify the Roberts Agreement and all of the terms, conditions and provisions of the Roberts Agreement (and the Parties' rights and obligations derived therefrom).

13.6	Severability.  Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

13.7	Waiver.  The waiver of a breach or a Party's obligation
hereunder may be effected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach or the same or similar obligations of such Party.

13.8	Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, sent by overnight mail with a nationally-recognized overnight carrier, or, other than with respect to notices under Article 12, sent by facsimile with confirmed receipt of transmission. Receipt of such notices sent in this manner shall be deemed to have occurred five (5) business days after dispatch by first class mail or one (1) business day after dispatch by overnight carrier, unless a provision of this Agreement specifically provides otherwise relative to a particular provision of this Agreement. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For ADOLOR:		Adolor Corporation
				620 Pennsylvania Drive
				Exton, PA 19341
				Attention: General Counsel

For LILLY:			Eli Lilly and Company
				Lilly Corporate Center
				Indianapolis, Indiana 46285
				Attention: General Counsel

13.9	Governing Law.  This Agreement shall be governed by, and
construed in accordance with, the laws of the State of Delaware, United States, excluding any choice of law rules that may direct the application of the law of any other jurisdiction. However, the scope, validity and enforceability of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued.

13.10	Assignability.  During the term of this Agreement, except as provided in this Section and other provisions of this Agreement, neither Party shall assign or transfer this Agreement without the prior written consent of the other Party, and any attempted assignment or transfer of this Agreement without such written consent shall be of no force or effect. Notwithstanding the foregoing sentence, either Party may assign or transfer this Agreement without the other Party's consent to an Affiliate of Adolor Corporation or Eli Lilly and Company, as the case may be, or to any Person acquiring all or substantially all of the assets or stock of Adolor Corporation or Eli Lilly and Company, as the case may be, to which this Agreement relates. In addition, Eli Lilly and Company shall be permitted to assign or transfer any revenue stream under this Agreement to an Affiliate or Third Party. Subject to the restrictions contained in the preceding provisions of this Section, this Agreement shall be binding upon the successors and assigns of the Parties.

13.11	Jointly Prepared.  This Agreement has been prepared jointly
and shall not be strictly construed against either Party.

13.12	Headings, Gender and "Person".  The captions or headings of
the Sections are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

13.13	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

13.14	Schedules, Exhibits and Attachments.  All schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement.

13.15	Affiliates of Eli Lilly and Company.  As the Affiliates of Eli
Lilly and Company, being included within the definition of "LILLY" set forth above, are entitled to exercise the rights and receive the benefits afforded to LILLY under this Agreement, but are not signatories to and therefor are not directly bound by the terms and conditions of this Agreement, Eli Lilly and Company guarantees that its Affiliates, in exercising such rights and receiving such benefits, shall comply with the terms and conditions of this Agreement relating thereto, including, without limitation, the terms and conditions of this Agreement applicable to LILLY's handling and use of ADOLOR Technology, ADOLOR Improvements and ADOLOR Confidential Information.


[signatures on next page]


	IN WITNESS WHEREOF, the Parties by their respective authorized officers, have executed this Agreement.

ELI LILLY AND COMPANY


BY:  /s/ August M. Watanabe
     ----------------------
        August M. Watanabe, Executive Vice President





ADOLOR CORPORATION




By:  /s/ Andrew Reddick
     ------------------
Andrew Reddick, Senior Vice-President & Chief Operating Officer



Appendix 1
Licensed Patents and Process Licensed Patents:

[------------**-------------]



Schedule 4.1
Know How

[------------**-------------]



Exhibit 9.4
Press Release

[Attached hereto]


FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation		Robert Marston and Associates (media)
Peter Schied			Lori Gosset, Diana Dalsass (212) 371-2200
Senior Vice President and CFO	Stern Investor Relations (investors)
(484) 595-1500			Lilian Stern (212) 362-1200



ADOLOR CORPORATION ANNOUNCES EXCLUSIVE LICENSE AGREEMENT
WITH ELI LILLY AND COMPANY

EXTON, Pa, August 12, 2002 -- Adolor Corporation (Nasdaq: ADLR) announced today that it has entered into an agreement with Eli Lilly and Company under which it obtained an exclusive license to six issued U.S. patents, related foreign equivalents and know-how relating to peripherally selective opioid antagonists. Adolor paid Lilly $4 million upon signing the agreement announced today. Adolor will be subject to additional clinical and regulatory milestone payments and royalty payments to Lilly on sales, if any, of new products utilizing the licensed technology.

Adolor is developing alvimopan, a peripherally selective mu opioid antagonist, in collaboration with GlaxoSmithKline for management of postoperative ileus, opioid induced bowel dysfunction and certain other indications. In 1999, Adolor acquired licensing rights to alvimopan under Lilly's U.S. and foreign patents and patent applications under an agreement with Roberts Laboratories, Inc., who had acquired those rights from Lilly in 1996. As additional consideration under the agreement announced today, Adolor will pay $4 million to Lilly upon the acceptance of the first application for marketing authorization for alvimopan.

"Human opioid receptor technology and peripheralization chemistry are key components of our proprietary know how," said David Jackson, M.D., senior vice president of research and development of Adolor. "The intellectual property licensed under this agreement with Lilly is an important addition to our proprietary interests," added Dr. Jackson.

About Adolor Corporation

Adolor Corporation discovers, develops and plans to commercialize proprietary pharmaceutical products for the treatment of pain and to mitigate the side effects that are caused by current pain treatments.
The Company's lead product candidate, alvimopan, formerly known as ADL 8-2698, is being tested in Phase 3 clinical studies for the management of opioid-induced bowel dysfunction and postoperative ileus. In April 2002 Adolor and GlaxoSmithKline entered into a collaboration agreement for alvimopan. Adolor also has several novel proprietary compounds in clinical testing for pain management.


Certain statements herein and oral statements made in respect hereof constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the risks of contractual arrangements and intellectual property; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that the clinical trials for Adolor's product candidates may not be successful; the risk that Adolor may not obtain regulatory
approval for its products.   These and other risks are detailed in our
reports filed with the Securities and Exchange Commission, including our registration statements and our periodic reports. You are encouraged to read these filings. They are available from the SEC in its EDGAR database at www.sec.gov and from the Company. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. We undertake no obligation to update or revise the statements made herein or the risk factors that may relate thereto.

 This press release is available on the website www.adolor.com.

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